EXECUTIVE PARK WEST I
4718 GETTYSBURG ROAD
MECHANICSBURG, PA 17055

Third Amendment to Lease Agreement

This Third Amendment is made as of this 1st day of December, 2022 by and between Old Gettysburg Associates, a Pennsylvania general partnership (“Landlord”), and Select Medical Corporation, a Delaware corporation ("Tenant").

BACKGROUND
A.Landlord and Tenant are parties to that certain Office Lease Agreement dated November 1, 2012 (as amended by the First Amendment to Lease Agreement dated November 15, 2016, and the Second Amendment to Lease Agreement dated May 30, 2017 (collectively, the “Lease”), pursuant to which Landlord leased to Tenant, and Tenant leased from Landlord, approximately 36,626 rentable square feet of space known as 4718 Gettysburg Road, Mechanicsburg, Pennsylvania.

B.    All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Lease.

C.    Landlord and Tenant now desire to amend the Lease as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and intending to be legally bound hereby, Landlord and Tenant amend the following terms contained in the Lease as follows:

1.The Term of the Lease, which would otherwise have expired on midnight December 31, 2022, is hereby extended for five years through midnight December 31, 2027.

2.The Annual Base Rental under the Lease during such five-year renewal period shall be as follows:
January 1, 2023 – December 31, 2023 $915,650 ($25.00/square foot)
January 1, 2024 – December 31, 2024 $961,432.50 ($26.25/square foot)
January 1, 2025 – December 31, 2025 $1,009,504.13 ($27.56/square foot)
January 1, 2026 – December 31, 2026 $1,059,979.33 ($28.94/square foot)
January 1, 2027 – December 31, 2027 $1,112,978.30 ($30.39/square foot)

3.    During this five-year renewal term, Tenant agrees to pay directly, or reimburse Landlord promptly following a request therefor, the monthly electric bills for electricity usage for Tenant’s data center space located on the first floor and containing approximately 4,831 square feet (“Data Center”). Tenant will also pay directly, or reimburse Landlord promptly following a request therefor, diesel or other fuel charges and all expenses associated with the emergency generator that supports the Data Center.

4.    Tenant will have an option to renew the lease beyond December 31, 2027 at the fair market value rental rate, as determined by the same process used by Landlord and Tenant in the past to determine the rental rates for the Lease and other leases for spaces in the buildings located on Gettysburg Road in Mechanicsburg, Pennsylvania. That process involves Tenant’s obtaining an appraisal that is approved by Landlord and Tenant’s board of directors. Tenant may exercise such right by giving written notice of its decision to Landlord by not later than January 1, 2027.

5.    All other terms and conditions contained in the Lease and not amended hereby shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Third Amendment to be duly executed on the day and year first set forth above.

Landlord:
Old Gettysburg Associates, a Pennsylvania general partnership

By: /s/ John M. Ortenzio
John M. Ortenzio, Manager of the
General Partner

    Tenant:
Select Medical Corporation

By: /s/ Michael E. Tarvin
Michael E. Tarvin,
Executive Vice President, General Counsel & Secretary